Exhibit (11)


FLORIDA ROCK INDUSTRIES, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE



                                               Year Ended September 30
                                         2003            2002          2001

Income before cumulative
 effect of accounting change          $75,601,000     68,895,000     69,284,000

Cumulative effect of accounting
 change                                   333,000              -              -

Net income                            $75,934,000     68,895,000     69,284,000

Common shares:

Weighted average shares outstanding
 during the period -  used for
 basic earnings per share              28,631,139     28,415,045     28,007,384

Shares issuable under stock options
 which are potentially dilutive           463,812        537,772        613,098

Shares used for diluted earnings
 per share                             29,094,951     28,952,817     28,620,482

Earnings per share:
 Basic
  Income before cumulative effect
   of accounting change	                    $2.64           2.42           2.47
  Cumulative effect of accounting
   change                                     .01              -              -

 Net income                                 $2.65           2.42           2.47

 Diluted
  Income before cumulative effect of
   accounting change                        $2.60           2.38           2.42
  Cumulative effect of accounting
   change                                     .01              -              -

 Net income                                 $2.61           2.38           2.42